Exhibit B-96

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                       SOUTHERN ENERGY CENTRAL TEXAS, L.P.

         In connection with the formation of a Delaware limited partnership pursuant to ss.17-201 of the Delaware Code, the undersigned hereby certifies as follows:

         1. The name of the limited partnership shall be Southern Energy Central Texas, L.P. (the "Limited Partnership").

         2. The address of the registered office of the Limited Partnership is 1013 Centre Road, Wilmington, New Castle, Delaware 19805-1297. The name of the initial agent for service of process at such address is Corporation Service Company.

         3. The name and business address of the general partner of the Limited Partnership is Southern Energy Texas (G.P.), Inc. The mailing address for the general partner is 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338.

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Certificate of Limited Partnership as of the 30th day of December, 1998.

                   SOUTHERN ENERGY CENTRAL TEXAS, L.P.
                   By Its Partners:

                   Southern Energy Southwest Investments, Inc., Limited Partner

                   By: David R. Rozier, Jr., Vice President

                   Southern Energy Texas (G.P.), Inc., General Partner

                   By:      Randall E. Harrison, Vice President